As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 333-82999

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AmeriCredit Corp.

(Exact name of registrant as specified in its charter)

Texas	75-2291093
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Address of Principal Executive Offices and Zip Code)

J. Michael May

Secretary

AmeriCredit Corp.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 302-7000

(Telephone number, including area code, of agent for service)

With copies to:

L. Steven Leshin

Hunton & Williams LLP

1445 Ross Avenue

Suite 3700

Dallas, Texas 75202

(214) 979-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

AmeriCredit Corp., a Texas corporation (the “Company”), hereby amends its Registration Statement on Form S-3 (File No. 333-82999) initially filed with the Securities and Exchange Commission (the “Commission”) on July 16, 1999, as amended by Amendment No. 1 thereto, filed with the Commission on July 27, 1999 and as amended by Amendment No. 2 thereto, filed with the Commission on August 17, 1999 (as amended, the “Registration Statement”), by deregistering all of the securities registered on the Registration Statement that have not been sold or otherwise remain unissued (the “Remaining Securities”).

On July 21, 2010, the Company, General Motors Holdings LLC (“GM Holdings”), a Delaware limited liability company and a wholly-owned subsidiary of General Motors Company, and Goalie Texas Holdco Inc. (“Merger Sub”), a Texas corporation and a direct wholly-owned subsidiary of GM Holdings, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on October 1, 2010, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of GM Holdings (the “Merger”). In connection with the Merger, the Company will cease to be a publicly traded company and will terminate all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

The Company files this Post-Effective Amendment No. 3 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Remaining Securities registered but under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post- Effective Amendment No. 3 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on September 30, 2010.

AmeriCredit Corp.

By:	/S/ CHRIS A. CHOATE
Chris A. Choate
Executive Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates included:

Name	Title	Date

*	Director and Chairman of the Board	September 30, 2010
Clifton H. Morris

*	President, Chief Executive Officer and Director	September 30, 2010
Daniel E. Berce

/S/ CHRIS A. CHOATE Chris A. Choate	Executive Vice President, Chief Financial Officer and Treasurer (Chief Accounting Officer)	September 30, 2010

/S/ JOHN R. CLAY	Director	September 30, 2010
John R. Clay

Ian M. Cumming	Director	September 30, 2010

*	Director	September 30, 2010
A.R. Dike

James H. Greer	Director	September 30, 2010

* Douglas K. Higgins	Director	September 30, 2010

* Kenneth H. Jones, Jr.	Director	September 30, 2010

Robert B. Sturges	Director	September 30, 2010

Justin R. Wheeler	Director	September 30, 2010

*By:	/S/ CHRIS A. CHOATE
Chris A. Choate
Attorney-in-fact